AMENDED AND RESTATED

Schedule 1

Effective as of November 9, 2009

RS Select Growth Fund	1.00%
RS Small Cap Growth Fund	0.95%
RS Global Natural Resources Fund	1.00%
RS Mid Cap Growth Fund	0.85%
RS Smaller Company Growth Fund	1.00%
RS Technology Fund	1.00%
RS Value Fund	0.85%
RS Partners Fund	1.00%
RS Growth Fund	0.80%
RS Investors Fund	1.00%
RS Large Cap Alpha Fund	0.50%
RS Small Cap Equity Fund	0.75%
RS S&P 500 Index Fund	0.25%
RS International Growth Fund	0.80%
RS Emerging Markets Fund	1.00%
RS Investment Quality Bond Fund	0.50%
RS Low Duration Bond Fund	0.45%
RS High Yield Bond Fund	0.60%
RS Tax-Exempt Fund	0.50%
RS Money Market Fund	0.45%
RS Floating Rate Fund	0.65%
RS High Yield Municipal Bond Fund	0.50%
RS Strategic Income Fund	0.60%

This amendment is hereby agreed to on 9th day of November, 2009.

RS INVESTMENT TRUST		RS INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Terry R. Otton	By:	/s/ Terry R. Otton

Name:	Terry R. Otton	Name:	Terry R. Otton

Title:	President	Title:	Chief Executive Officer